                                 AMENDED AND RESTATED

                         LIMITED LIABILITY COMPANY AGREEMENT

                                          OF

                                     PDI, L.L.C.

                                 AMENDED AND RESTATED

                         LIMITED LIABILITY COMPANY AGREEMENT
                                          OF
                                     PDI, L.L.C.

                                  Table of Contents



ARTICLE 1 - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE 2 - FORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.1  Name and Office. . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.2  Purposes . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.3  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
     2.4  Partnership Intended for Tax Purposes Only . . . . . . . . . . . .  6
     2.5  Rights of Creditors and Third Parties. . . . . . . . . . . . . . .  6
     2.6  Payments of Individual Obligations . . . . . . . . . . . . . . . .  6

ARTICLE 3 - POWERS, RIGHTS AND OBLIGATIONS OF THE MANAGER AND THE MEMBERS. .  6
     3.1  General Authority and Powers of the Manager. . . . . . . . . . . .  6
     3.2  Specific Rights and Powers of the Manager. . . . . . . . . . . . .  7
     3.3  Right to Rely on Manager . . . . . . . . . . . . . . . . . . . . .  7
     3.4  Ceasing to Be a Manager; Successor Manager . . . . . . . . . . . .  7
     3.5  Manager's Compensation . . . . . . . . . . . . . . . . . . . . . .  8
     3.6  Independent Activities of Managers and Members . . . . . . . . . .  8
     3.7  Liability of the Members to Other Members and the Company. . . . .  8
     3.8  Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.9  Fiduciary Duties . . . . . . . . . . . . . . . . . . . . . . . . .  8
     3.10 Restrictions on the Authority of the Manager . . . . . . . . . . .  9
     3.11 Manner of Action by Members; Meetings. . . . . . . . . . . . . . .  9

ARTICLE 4 - STATUS OF MEMBER . . . . . . . . . . . . . . . . . . . . . . . .  9
     4.1  No Participation in Management . . . . . . . . . . . . . . . . . .  9
     4.2  Limitation of Liability. . . . . . . . . . . . . . . . . . . . . . 10
     4.3  Termination of Agreements. . . . . . . . . . . . . . . . . . . . . 10
     4.4  Recourse of the Members. . . . . . . . . . . . . . . . . . . . . . 10
     4.5  IRC Sections 2701, 2703 and 2704 . . . . . . . . . . . . . . . . . 10
     4.6  Class of Members . . . . . . . . . . . . . . . . . . . . . . . . . 11

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ARTICLE 5 - TRANSFERS OF COMPANY INTERESTS; WITHDRAWAL AND ADMISSION OF
            MEMBERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     5.1  General Prohibitions . . . . . . . . . . . . . . . . . . . . . . . 11
     5.2  No Withdrawal of a Member and Termination of Membership. . . . . . 11
     5.3  Permitted Transfers. . . . . . . . . . . . . . . . . . . . . . . . 11
     5.4  Transfers to Outside Parties . . . . . . . . . . . . . . . . . . . 11
          5.4.1     Sale . . . . . . . . . . . . . . . . . . . . . . . . . . 11
          5.4.2     Option at Death of a Member. . . . . . . . . . . . . . . 12
          5.4.3     Involuntary Transfers. . . . . . . . . . . . . . . . . . 14
          5.4.4     Pledges and Hypothecation. . . . . . . . . . . . . . . . 14
          5.4.5     Marriage Dissolution . . . . . . . . . . . . . . . . . . 14
     5.5  Rights of a Transferee and Admission of a New Member . . . . . . . 14
     5.6  Voting Rights and Sale Escrows . . . . . . . . . . . . . . . . . . 15

ARTICLE 6 - CONTRIBUTIONS AND CAPITAL ACCOUNTS . . . . . . . . . . . . . . . 16
     6.1  Capital Contributions, Percentage Interests. . . . . . . . . . . . 16
     6.2  Additional Capital . . . . . . . . . . . . . . . . . . . . . . . . 16
     6.3  Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . 17
     6.4  Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.5  Preexisting Liabilities. . . . . . . . . . . . . . . . . . . . . . 18
     6.6  Capital Account Revaluation. . . . . . . . . . . . . . . . . . . . 18

ARTICLE 7 - ALLOCATIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     7.1  Allocation of Net Profit and Loss -- In General. . . . . . . . . . 18
          7.1.1     Net Profits. . . . . . . . . . . . . . . . . . . . . . . 18
          7.1.2     Net Losses . . . . . . . . . . . . . . . . . . . . . . . 19
          7.1.3     Limitation . . . . . . . . . . . . . . . . . . . . . . . 19
     7.2  Special Allocations. . . . . . . . . . . . . . . . . . . . . . . . 19
          7.2.1     Minimum Gain Chargeback. . . . . . . . . . . . . . . . . 19
          7.2.2     Member Minimum Gain Chargeback . . . . . . . . . . . . . 19
          7.2.3     Qualified Income Offset. . . . . . . . . . . . . . . . . 20
          7.2.4     Nonrecourse Deductions . . . . . . . . . . . . . . . . . 20
          7.2.5     Member Nonrecourse Deductions. . . . . . . . . . . . . . 20
     7.3  Corrective Allocations.. . . . . . . . . . . . . . . . . . . . . . 20
          7.3.1     Allocations to Achieve Economic Agreement. . . . . . . . 20
          7.3.2     Waiver of Application of Minimum Gain Chargeback . . . . 20
     7.4  Other Allocation Rules.. . . . . . . . . . . . . . . . . . . . . . 21
          7.4.1     General. . . . . . . . . . . . . . . . . . . . . . . . . 21
          7.4.2     Allocation of Recapture Items. . . . . . . . . . . . . . 21
          7.4.3     Allocation of Excess Nonrecourse Liabilities . . . . . . 21
          7.4.4     Allocations in Connection with Varying Interests . . . . 21
     7.5  Determination of Net Profit or Loss. . . . . . . . . . . . . . . . 21
          7.5.1     Computation of Net Profit or Loss. . . . . . . . . . . . 21
          7.5.2     Adjustments to Net Profit or Loss. . . . . . . . . . . . 22

          7.5.3     Items Specially Allocated. . . . . . . . . . . . . . . . 22
     7.6  Mandatory Tax Allocations Under Code Section 704(c). . . . . . . . 22

ARTICLE 8 - EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23

ARTICLE 9 - DISTRIBUTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 23
     9.1  Nonliquidating Distributions . . . . . . . . . . . . . . . . . . . 23
     9.2  Excessive Distributions. . . . . . . . . . . . . . . . . . . . . . 25
     9.3  Liquidating Distributions. . . . . . . . . . . . . . . . . . . . . 25

ARTICLE 10 - BOOKS AND RECORDS, ACCOUNTING, REPORTS, STATEMENTS AND TAX
             MATTERS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     10.1 Books and Records. . . . . . . . . . . . . . . . . . . . . . . . . 25
     10.2 Annual Accounting Period . . . . . . . . . . . . . . . . . . . . . 25
     10.3 Reports to the Members . . . . . . . . . . . . . . . . . . . . . . 25
     10.4 Right to Examine Records . . . . . . . . . . . . . . . . . . . . . 26
     10.5 The Tax Matters Partner. . . . . . . . . . . . . . . . . . . . . . 26
     10.6 Tax Returns. . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     10.7 Tax Elections. . . . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE 11 - DISSOLUTION, WINDING UP AND TERMINATION . . . . . . . . . . . . 26
     11.1 Events Causing Dissolution . . . . . . . . . . . . . . . . . . . . 26
     11.2 Winding Up . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
     11.3 Allocation of Net Income and Net Loss Upon Termination or Sale . . 28
     11.4 Distributions in Dissolution . . . . . . . . . . . . . . . . . . . 28
     11.5 Certificate of Cancellation; Report; Termination . . . . . . . . . 28

ARTICLE 12 - AMENDMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 29

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ARTICLE 13 - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 29
     13.1   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 29
     13.2   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     13.3   Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . 29
     13.4   Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . 29
     13.5   Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . 29
     13.6   Captions; Pronouns . . . . . . . . . . . . . . . . . . . . . . . 29
     13.7   Independent Agreement and Survival of Covenants. . . . . . . . . 30
     13.8   Legal Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 30
     13.9   Waiver of Breach . . . . . . . . . . . . . . . . . . . . . . . . 30
     13.10  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     13.11  Equitable Relief and Specific Performance  . . . . . . . . . . . 30
     13.12  Rights Cumulative. . . . . . . . . . . . . . . . . . . . . . . . 31

                                 AMENDED AND RESTATED
                         LIMITED LIABILITY COMPANY AGREEMENT
                                          OF
                                     PDI, L.L.C.


     Reference is made to the Limited Liability Agreement of PDI, L.L.C. made and entered into October 31, 1996 (the "Original Agreement") by and among Mark Torrance; Wade Torrance; and Mark Torrance and Stephen K. Gattis as Co-Trustees for the Alexandra W. Torrance Trust, the Rosemary E. Torrance Trust and the Thomas M. Torrance Trust (all such parties being referred to as the "Members").

     The parties have executed this Amended and Restated Agreement (the "Agreement") as of February ____, 1998. This Agreement shall be effective as of the moment immediately preceding the consummation of the merger (the "Merger") as described in the Merger Agreement dated as of September 15, 1997 among Getty Images (USA) ("Getty Images"), Inc., Getty Communications plc, PhotoDisc, Inc. and Print Merger, Inc. In the event the Merger is not consummated, this Agreement shall not take effect and the Original Agreement shall remain in effect.

     The parties hereto agree as follows:

                               ARTICLE 1 - DEFINITIONS

     The following terms used in the Agreement shall have the meanings specified below:

     1.1  "ACT" means the Washington Limited Liability Company Act,
Chapter 25.15 of the Revised Code of Washington ("RCW") as amended from time to time.

     1.2 "AGREEMENT" means this Agreement of the PDI, L.L.C., as it may be amended from time to time.

     1.3 "ASSIGNEE" means a person or entity that has acquired Units as allowed by this Agreement and has not been admitted to the Company as a Member. An Assignee shall have all duties and obligations of a Member with respect to Units acquired, but the sole right and/or entitlement of an Assignee shall be to receive distributions and allocations with respect to the Units as if the Assignee were a Member. An Assignee shall not be entitled to vote or otherwise participate in any Company decision.

     1.4 "CAPITAL ACCOUNT" means the account maintained for each Member in accordance with Section 6.3. In the case of a transfer or assignment of Units allowed under this Agreement, the person or entity acquiring the Units, i.e., the Assignee or

Member, as the case may be, shall succeed to the Capital Account of the transferor or, in the case of a partial transfer, a proportionate share thereof.

     1.5 "CAPITAL CONTRIBUTION" means the total amount of money and the fair market value of all property contributed to the Company by each Member pursuant to the terms of the Agreement. "Capital Contribution" shall also include any amounts paid directly by a Member to any creditor of the Company in respect of any guarantee or similar obligation undertaken by such Member in connection with the Company's operations. Any reference to the Capital Contribution of a Member shall include the Capital Contribution made by a predecessor holder of the interest of such Member.

     1.6 "CAPITAL TRANSACTION" OR "CAPITAL TRANSACTIONS" means any of the following: the sale of the Company's assets or its interests therein, the refinancing of Company mortgages or other liabilities, the condemnation of Company Property, net insurance recoveries (other than for temporary loss of use) and any similar item or transaction the proceeds of which, in accordance with generally accepted tax or accounting principles and practices, are deemed attributable to capital.

     1.7 "CASH AVAILABLE FOR DISTRIBUTION" means all cash receipts of the Company in excess of amounts reasonably required for payment of operating expenses and repayment of current liabilities.

     1.8 "CODE" means the United States Internal Revenue Code of 1986, as amended from time to time. References to specific Code sections or Treasury Regulations shall be deemed to refer to such Code sections or Treasury Regulations as they may be amended from time to time or to any successor Code sections or Treasury Regulations if the Code section or Treasury Regulation referred to is repealed.

     1.9 "COMPANY" means the PDI, L.L.C. created and governed by this Agreement.

     1.10 "COMPANY PROPERTY" OR "PROPERTY" means all the real and personal (tangible and intangible) property owned by the Company.

     1.11 "FAMILY MEMBER" means Mark Torrance and Wade Torrance, and the lineal descendants and/or adopted children of either of them, or a trustee, custodian or legal guardian of the estate for any such person's primary benefit. "Family Member" does not include the spouse of a Family Member.

     1.12 "MANAGER" or "MANAGERS" means the Member or Members who are appointed in accordance with this Agreement to exercise the authority of Manager under this Agreement and the Act. The initial Manager is: MARK TORRANCE.

     1.13 "MEMBER" or "MEMBERS" means those persons who own Units and who execute this Agreement or a counterpart of this Agreement or who are hereafter admitted as Members as provided in Section 5.5.

     1.14 "MINIMUM GAIN" means the amount determined by computing, with respect to each nonrecourse liability of the Company, the amount of gain, if any, that would be realized by the Company if it disposed of the Company Property subject to such nonrecourse liability in full satisfaction thereof in a taxable transaction, and then by aggregating the amounts so determined. Such gain shall be determined in accordance with Treasury Regulation Section 1.704-2(d). Each Member's share of Minimum Gain ("Member Minimum Gain") at the end of any taxable year of the Company shall be determined in accordance with Treasury Regulation
Section 1.704-2(g)(1).

     1.15 "NET INCOME" or "NET LOSS" means taxable income or loss (including items requiring separate computation under Section 702 of the Code) of the Company as determined using the method of accounting chosen by the Manager and used by the Company for federal income tax purposes.

     1.16 "OUTSIDE PARTY" means any individual or entity other than a Family Member.

     1.17 "SALE OR REFINANCING PROCEEDS" means the net cash proceeds resulting from any Capital Transaction, after deduction of all expenses incurred in connection with such Capital Transaction and application of any such proceeds toward the payment of any other debts or expenses of the Company.

     1.18 "SIMPLE MAJORITY" means more than fifty percent (50%) of the Units owned by Members.

     1.19 "SUPER MAJORITY" means at least sixty-seven percent (67%) of the Units owned by Members.

     1.20 "UNITS" OR "UNIT" means an ownership interest in the Company expressed as a number of Units. The number of Units owned by a Member or an Assignee in proportion to the total number of Units then issued and outstanding shall correspond to such individual's or such entity's percentage interest in the Company. Each Unit owned by a Member shall carry one (1) vote. Units owned by an Assignee shall not entitle the owner to vote or otherwise entitle the owner to any right or benefit of a Member except the right to distributions and allocations as provided hereunder. There shall be a reduction in the number of Units owned by a Unit Holder for either (i) any in-kind distribution of shares of Getty Images Common Stock to such Unit Holder or (ii) any cash distribution
to a Unit Holder.   The reduction in the number of Units owned by a Unit Holder for an in-kind distribution of shares of Getty Images Common Stock shall equal the number of shares distributed to such Unit Holder. In the event of a cash distribution to a Unit Holder where the source of such cash distributed was the sale of shares of Getty Images Common Stock, the reduction in the number of Units owned by a Unit Holder shall equal the number of shares of Getty Images Common Stock that was sold to generate the cash that was distributed to such Unit Holder. In the event of a cash distribution to a Unit Holder where the source of such cash distributed was not the sale of shares of Getty Images Common Stock, the reduction in the number of Units owned by a Unit Holder shall equal the following quotient in which (a) the numerator is the amount of the cash distributed and (b) the denominator is the simple average closing price per share of Getty Images Common Stock for the ten (10) trading days immediately preceding the date of such cash distribution. Any reduction in the number of Units owned by a Unit Holder shall also be an equivalent reduction in the total number of Units issued and outstanding. In the event of any stock splits or stock dividends of Getty Images Common Stock, the number of Units owned by such Unit Holder shall be increased by (x) the product of the relative percentage interest of each Unit Holder and (y) the total number of additional shares of Getty Images Common Stock received by the Company as a result of the stock split or stock dividend.

     1.21 "NONMANAGER MEMBER" means Wade B. Torrance and each of the trusts that are Members.

     1.22 "CLASS A MEMBERS" means those members identified as such in Section
6.1 who have the rights and obligations of a Class A Member in this Company as set forth in this Agreement. All assets of the Company that relate to the Units held by a Class A Member are referred to in this Agreement as Class A assets.

     1.23 "CLASS B MEMBERS" means those members identified as such in Section
6.1 who have the rights and obligations of a Class B Member in the Company as set forth in this Agreement. All assets of the Company that relate to the Units held by a Class B Member are referred to in this Agreement as Class B assets.

     1.24 "CLASS C MEMBER" means those members identified as such in Section 6.1 who have the rights and obligations of a Class C Member as set forth in this Agreement. All assets of the Company that relate to the Units held by a Class C Member are referred to in this Agreement as Class C assets.

     1.25 "UNIT HOLDER" means a Member or an Assignee.


                                ARTICLE 2 - FORMATION

     2.1 NAME AND OFFICE. The Members hereby form and agree to operate the Company to be known as PDI, L.L.C. in accordance with the Act under the terms and conditions set forth herein. Except as otherwise provided herein, the rights and liabilities of the Members shall be governed by the Act.

     The initial principal place of business shall be:

          2013 Fourth Avenue, 4th Floor
          Seattle, WA 98121

     The initial registered office and the initial registered agent of the Company for service of process, notice or demand shall be:

          Registered Agent:        MARK TORRANCE

          Registered Office:       2013 Fourth Avenue, 4th Floor
                                   Seattle, WA 98121

     2.2 PURPOSES. The Company was initially formed to hold and to vote the common stock and stock warrants of PhotoDisc, Inc., a Washington corporation ("PhotoDisc"), which are described on Exhibit A to the Agreement, and which were transferred to the Company pursuant to the terms of that certain Property Settlement Agreement between Mark Torrance and Wade B. Torrance. Upon consummation of the Merger, shares of common stock of Getty Images will be received in exchange for (i) shares of common stock of PhotoDisc and (ii) shares issued upon the exercise of warrants of PhotoDisc. Mark Torrance and Wade B. Torrance wish to continue to have their respective interests in the stock of Getty Images, which will be received by the Company in exchange for the PhotoDisc stock and warrants held by the Company, to be held in the Company with voting and management of the stock of Getty Images held by the Company and governed by the terms of this Agreement. In addition, the Company may engage in any other activities and shall have such other purposes as may be reasonably necessary, incidental or convenient to carry on the Company's primary purpose as described herein, or as may be mutually agreed upon by the Members.

     2.3 TERM. The Company commenced on the filing of the Certificate of Formation with the Office of the Secretary of State of Washington and shall continue until March 1, 2003, unless sooner dissolved, wound up and terminated in accordance with the provisions of this Agreement and the Act.

     2.4 PARTNERSHIP INTENDED FOR TAX PURPOSES ONLY. The Members are forming the Company under the Act and expressly do not intend for the Company to be a partnership under either the Washington Uniform Partnership Act or the Washington Uniform Revised Limited Partnership Act or to be a corporation under the Washington Business Corporation Act. The Members do not intend to be partners one to another or partners as to any third party. The Members hereto agree and acknowledge that the Company is to be treated as a partnership for federal internal revenue tax purposes. Specifically, the Company shall not have the corporate characteristic of "free transferability of interests" as described in Treasury Regulation Section 301.7701-2(e), nor shall the Company have the corporate characteristic of "continuity of life" as described in Treasury

Regulation Section 301.7701-2(b). Any provision of this Agreement or the Act that would cause the Company to be treated other than as a partnership for federal internal revenue tax purposes shall hereby be disregarded, and any provision absent from this Agreement necessary to cause the Company to be treated as a partnership for federal internal revenue tax purposes shall be deemed included in this Agreement and is hereby incorporated herein.

     2.5 RIGHTS OF CREDITORS AND THIRD PARTIES. This Agreement is entered into among the Company and the Members for the exclusive benefit of the Company, its Members and their successors and assigns. The Agreement is expressly not intended for the benefit of any creditor of the Company or any other person. Except and only to the extent provided by applicable statute, no such creditor or third party shall have any rights under the Agreement or any agreement between the Company and any Member with respect to any contribution or otherwise.

     2.6 PAYMENTS OF INDIVIDUAL OBLIGATIONS. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of any Member unless otherwise provided for herein.

                      ARTICLE 3 - POWERS, RIGHTS AND OBLIGATIONS
                            OF THE MANAGER AND THE MEMBERS

     3.1 GENERAL AUTHORITY AND POWERS OF THE MANAGER. The initial Manager of the Company is Mark Torrance. Except as otherwise provided herein, the Manager shall have the exclusive right and power to manage, operate and control the Company and to do all things and make all decisions necessary or appropriate to carry on the business and affairs of the Company. The Manager may issue Company checks and otherwise act on behalf of the Company in any manner consistent with the terms of this Agreement. If at any time there are more than two (2) Managers, decisions shall be made by majority consent or agreement. In this regard each Manager shall have one (1) vote. All the Managers may delegate to one (1) or more of the Managers the power to draw checks on behalf of the Company; to endorse drafts, checks and notes on behalf of the Company; and to exercise all rights, including voting rights and transfer rights, with respect to shares of stock or securities held by the Company. This power to delegate is provided for the convenience of the Managers and shall relieve third parties, but not the Managers, from liability with respect to the other Members or the Company for actions taken pursuant to it.

     3.2 SPECIFIC RIGHTS AND POWERS OF THE MANAGER. In addition to the rights and powers set forth in Section 3.1, the Manager shall, without limitation, have the following specific rights and powers:

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

          (a) Vote all of the shares of stock of Getty Images (or of any successor entity) owned or held by the Company, subject to the restrictions described in Section 3.10(a); and

          (b) Sell shares of stock of Getty Images, including sales of stock directly to the Manager at fair market value; PROVIDED, that in no event shall the Manager sell shares of Getty Images stock that represent Class B assets without the express written consent of a majority of the Class B Members, except as permitted under Section 3.10(a); and

          (c)  Perform any and all other acts necessary or incidental to
               (i) the foregoing powers or (ii) the general authority and powers of the Manager set forth in Section 3.1.

     3.3 RIGHT TO RELY ON MANAGER. Any individual or entity dealing with the Company may rely (without duty of further inquiry) upon a certificate signed by the Manager as to the identity and authority of the Manager to act on behalf of the Company.

     3.4 CEASING TO BE A MANAGER; SUCCESSOR MANAGER. A Manager shall cease to be a Manager upon such Manager's death, bankruptcy, dissolution, insanity, adjudication of incompetency, incapacity (within the meaning of RCW 11.88), or expulsion as a Member of the Company. A Manager may resign by giving written notice of such resignation to the Company with copies to each other Member. A Manager may be removed with or without cause upon the written approval of Members holding a Super Majority. Subject to Section 11.1(g), if Mark Torrance ceases to be a Manager, the successor shall be such person (or persons) designated by Mark Torrance and Wade Torrance. If Mark Torrance or Wade Torrance cannot, because of death or disability, make such designation, his or her personal representative or attorney-in-fact shall designate in his or her stead. Otherwise, a new or replacement Manager may be appointed with the written approval of a majority of Class A Members and a majority of Class B Members.

     3.5 MANAGER'S COMPENSATION. The Manager shall take no salary or other compensation as Manager.

     3.6 INDEPENDENT ACTIVITIES OF MANAGERS AND MEMBERS. Any Manager or Member may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including but not limited to, the ownership, financing, management, employment by, lending to or otherwise participating in businesses which are similar to the business of the Company, and neither the Company nor any of the Managers or Members shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits therefrom.

     3.7 LIABILITY OF THE MEMBERS TO OTHER MEMBERS AND THE COMPANY. In carrying out their duties and exercising the powers hereunder, the Manager and the Members shall exercise reasonable skill, care and business judgment. A Member or the Manager shall not be liable to the Company or the Members for any act or omission performed or omitted by the Member or Manager in good faith pursuant to the authority granted to it by this Agreement as a Member, Manager or Tax Matters Partner (as defined in the Code) unless such act or omission constitutes gross negligence or willful misconduct by such Member or Manager.

     3.8 INDEMNIFICATION. The Company shall indemnify, defend and hold the Members and the Manager harmless from any loss or damage, including attorney fees actually and reasonably incurred, by reason of any act or omission performed or omitted by the Member or the Manager on behalf of the Company or in furtherance of the Company's interests or as Tax Matters Partner; however, recovery under such indemnification or agreement to hold harmless shall be only out of the assets of the Company and not from the Members or the Manager. The foregoing indemnity shall extend only to acts or omissions performed or omitted by a Member or the Manager in good faith and in the belief that the acts or omissions were in the Company's interest or not opposed to the best interests of the Company. This Section 3.7 shall not be construed as giving a Member who is not a Manager any right or power in contravention of Article 3 hereof or any of the rights or powers of the Manager.

     3.9 FIDUCIARY DUTIES. The Manager shall have a fiduciary responsibility for the safekeeping and use of all funds and assets of the Company, and all such funds and assets shall be used in accordance with the terms of this Agreement. As to the Members and the Company, the Manager shall have fiduciary duties. As between the Company and themselves, the Members (including the Manager) shall be fiduciaries as to each other and as to the Company. Provided however, the Manager shall not be required to diversify the investments of the Company.

     3.10 RESTRICTIONS ON THE AUTHORITY OF THE MANAGER. The following decisions shall require the following approvals of Members:

          (a) A vote in favor of, a sale or exchange of all or substantially all of the assets of, a recapitalization of and/or a tax-free reorganization of the Company or Getty Images (a "Reorganization") if such assets include Class B assets shall require the written consent of a majority of the Class B Members unless the Reorganization has been recommended by the Getty Images (or such successor's) board of directors;

          (b) Continuation of the Company after its termination date shall require the written consent of a majority of Class A Members and a majority of Class B Members;

          (c) The dissolution and winding up of the Company shall require the written consent of a Super Majority of Members; or

          (d) Amendment of this Agreement as provided in Article 12 shall require the written consent of a majority of Class A Members and a majority of Class B Members.

     3.11 MANNER OF ACTION BY MEMBERS; MEETINGS. Decisions which require the vote or consent of the Members may be made by the Members in writing, over the telephone or through any other means of communication. Further, Member meetings, for any purpose or purposes, may be called by the Manager or by Members holding at least ten percent (10%) of the Units held by Members; provided, such meetings may be called no more frequently than once each quarter. Minutes shall be kept of all Company meetings.

                             ARTICLE 4 - STATUS OF MEMBER

     4.1  NO PARTICIPATION IN MANAGEMENT.  Except as specifically provided in
Article 3, no Member who is not also a Manager shall take part in the conduct or control of the Company's business or the management of the Company, or have any right or authority to act for or on the behalf of the Company.

     4.2 LIMITATION OF LIABILITY. No Member or a Manager shall have, solely by virtue of such Member's status as a Member in the Company or as a Manager, any personal liability whatever, whether to the Company, to any Members or to the creditors of the Company, for the debts or obligations of the Company or any of its losses beyond the amount committed by such Member to the capital of the Company, except as otherwise specifically required by the Act or by this Agreement.



     4.3 TERMINATION OF AGREEMENTS. The Termination Agreement dated as of ____________, 1998, a copy of which is attached hereto as Exhibit B will be executed by the Company and the Members. The Put Agreement which is attached as Exhibit C to the Original Agreement is terminated and ceases to be in force and effect as of the effective date of the Merger.

     4.4 RECOURSE OF THE MEMBERS. Each Member shall look solely to the assets of the Company for all distributions with respect to the Company and such Member's Capital Contribution thereto and share of Net Income and Net Loss thereof and shall have no recourse therefor, upon dissolution or otherwise, against any Manager or any other Member.

     4.5 IRC SECTIONS 2701, 2703 AND 2704. It is each party's intent that this Agreement not operate so as to create any voting right or liquidation right which, if it lapsed, would cause there to be a transfer for purposes of Code
Section 2704(a). It is also each party's intent that Code Section 2701 not apply to transfers of interests in the Company due to the exception of Code
Section 2701(a)(2)(B) and Treasury Regulation Section 25.2701-l(c)(3) relating to interests in the same class of equity interest. If the granting of any right, power, privilege, authority or immunity (or the absence of any restriction) by any provision of this Agreement (or lack thereof) or if any provision of this Agreement would allow a lapse of a liquidation right or voting right to occur or would cause any equity interest in the Company not to be of the same class as any other equity interest for purposes of Code Section 2701(a)(2)(B) and Treasury Regulation Section 25.2701-l(c)(3), such provision shall be ineffective to such extent or, if a provision required to accomplish such intent is absent, it shall be deemed to be provided by this Section 4.6.
It is the parties' intention that this Agreement be interpreted, construed and applied in accordance with the intent expressed in this Section 4.6, notwithstanding any other provision of this Agreement seemingly to the contrary.

     4.6 CLASS OF MEMBERS. Except as expressly set forth in this Agreement, the rights, obligations and status of Class A Members, Class B Members and Class C Members are identical.


                     ARTICLE 5 - TRANSFERS OF COMPANY INTERESTS;
                         WITHDRAWAL AND ADMISSION OF MEMBERS

     5.1 GENERAL PROHIBITIONS. No Member may voluntarily or involuntarily, directly or indirectly, sell, transfer, assign, pledge or otherwise dispose of; mortgage, pledge, hypothecate or otherwise encumber; or permit or suffer any encumbrance of all or any part of such Member's interest in the Company, except as provided in this Article 5. Any other purported sale, transfer, assignment, pledge or encumbrance shall be null and void and of no force or effect whatsoever. A person or entity that acquires Units as allowed by this Agreement who is not then a Member shall be an Assignee unless admitted as a Member of the Company as provided in Section 5.5.

     5.2 NO WITHDRAWAL OF A MEMBER AND TERMINATION OF MEMBERSHIP. A Member or Assignee shall have no right or power to withdraw from the Company. However, a Member shall cease to be a Member of the Company upon assignment of all of the Member's Units in accordance with this Agreement. The Assignee shall not be a Member of the Company unless admitted as provided in Section 5.5.

     5.3 PERMITTED TRANSFERS. A Member may, without the consent of any other Member, by inter vivos gift, sale, bequest, intestacy or otherwise, transfer any or all of such Member's interests in the Company to (or for the benefit of) any Member or Family Member, provided such transferee who is not already a Member shall be an Assignee except if admitted to Membership as provided in Section 5.5. Such a transfer may be outright, in trust, for the benefit of such a transferee or to a custodian under the Washington Uniform Transfers to Minors Act or under similar laws of another jurisdiction for the benefit of such a transferee. In addition, and notwithstanding anything herein seemingly to the contrary, a Member may transfer such Member's interest to a marital trust for the benefit of the Member's spouse, so long as the remainder interest in such trust will pass only to (or for the benefit of) a Family Member(s) upon such spouse's death, or upon such trust's earlier termination (a "Permitted Trust").

     5.4 TRANSFERS TO OUTSIDE PARTIES. A Member may sell such Member's interest in the Company to an Outside Party upon compliance with the following terms and conditions:

          5.4.1 SALE. In the event a Member ("Selling Member") desires to sell any or all of such Member's Units in the Company, the following shall apply:

               (a) When a Selling Member receives or plans to make a written offer for Selling Member's Units ("Offer"), the Selling Member before accepting or making the Offer shall first notify the Manager and provide the Manager with a copy of the Offer. The Offer must contain all material terms relating to the proposed purchase and sale, including but not limited to the name and address of the proposed transferee, the Units involved, and the price and terms; the consideration must be entirely monetary; and the offer must contain a provision that the transferee agrees to be bound by all of the terms and conditions of this Agreement. The Manager may request, and the proposed transferee shall provide, financial statements and references as reasonably necessary to demonstrate the ability of the proposed transferee to pay for the interest offered. A copy of the Offer shall be forwarded immediately by the Manager to all Members, together with the date the notice was given.

               (b) For fifteen (15) days after notice is received by the Company, the Manager on behalf of the Company shall have the option to purchase all the Units offered upon the terms set forth in the Offer. If a Manager is the Selling Member, the Company's option to purchase shall not be exercised unless Members holding at least a Simple Majority of the other Units (excluding that Manager's Units) consent to the exercise. If the option of the Company is not exercised, the Manager shall immediately notify all Members and, for fifteen
(15) days after such notice, all Members pro rata in proportion to each such Member's Units in the Company shall have the option to purchase such Units at the same price and terms available to the Company. If less than all Members desire to purchase the offered Units, those Members who are interested may purchase any remaining Units pro rata in proportion to such Members' respective Units in the Company. The options granted the Company and the other Members under this Section 5.4.1(b) must be exercised collectively so that all of the offered interest of the Selling Member is purchased pursuant to the exercise of such options.

               (c) If such option is not exercised as to all of the Selling Member's interest in the Company so offered, the Selling Member may within ninety (90) days from the time the above options lapse transfer the entire interest in the Company so offered in accordance with the terms and conditions and to the person(s) described in the Offer; provided, however, that if the Selling Member does not sell such Units in accordance with the Offer within such ninety (90) day period, then any sale of all or any portion of such Units shall again be subject to the right of first refusal described in this Section.

          5.4.2 OPTION AT DEATH OF A MEMBER. In the event the death of a Member would otherwise result in a transfer to an Outside Party (other than to a Permitted Trust), the Company and the other Members shall have the option to purchase the deceased Member's Units under the procedure set forth in
Article 5.4.1, provided:

               (a) The price at which the deceased Member's Units shall be purchased and sold pursuant to this Section shall be the appraised value (the "Appraised Value") of such Units at the month end preceding the date of death as determined in accordance with this Section. Within thirty (30) days after commencement of the option period, the deceased Member's personal representative (the "Seller") shall select an appraiser with at least five (5) years experience in valuing businesses similar to the Company and shall notify the Manager and other Members of the name and qualifications of the appraiser so selected in writing. Within fifteen (15) days after receipt of such notice, the other Members, by Simple Majority vote of such Members, shall select an appraiser with at least five (5) years experience in valuing businesses similar to the Company and shall notify the Seller of the name and qualifications of the appraiser so selected in writing. If either the Seller or the other Members shall fail to appoint an appraiser as required by this Section, the appraiser selected by the other shall determine the aggregate fair market value of the Units and that value shall be the Appraised Value of the Units. If two appraisers are selected within the time frame provided in this Section, each appraiser shall thereafter independently determine the aggregate fair market value of the Units within thirty (30) days and each shall submit an independent appraisal report to the Seller and the other Members. The Appraised Value shall be the average of the two appraisals; provided, however, if the lower of the two appraisals is less than eighty-five percent (85%) of the higher appraisal, the two appraisers shall select a third appraiser within twenty (20) days after the expiration of the thirty (30) day period for submitting the independent appraisal reports. Such third appraiser shall thereafter independently determine the aggregate fair market value of the Units within thirty (30) days and shall submit its appraisal report to the Seller and the other Members. In such case, the Appraised Value shall be the average of the two highest appraisals. The cost of the appraisals shall be borne by the Company.

               (b) The first option period shall be ninety (90) days and shall begin when the Manager sends written notice of the Member's death to the other Members with a statement of the option price as determined in clause (a) above.

               (c) Payment of not less than thirty-three and one-third (33-1/3) of the option purchase price shall be made within the option period, and the balance of the purchase price shall be paid, together with interest at a rate equal to the lesser of (1) the then applicable midterm federal rate compounded quarterly as determined under Section 1274(d) of the Code or (2) ten percent (10%) per annum compounded quarterly, determined as of the date of the down payment in not more than sixteen (16) equal quarterly installments. The payment obligation shall be evidenced by a promissory note and secured by a pledge of the purchased Units.

               (d) If the option for all the deceased Member's Units is not exercised, the Units shall pass as would otherwise be the case subject to the terms and conditions of this Agreement.

          5.4.3 INVOLUNTARY TRANSFERS. In the event that (a) voluntary proceedings by, or involuntary proceedings against, any Member are commenced under any provision of any federal, state or foreign law relating to bankruptcy or insolvency, legal or equitable (unless dismissed within ten (10) days after commencement of the proceeding); (b) any Unit is attached or garnished; (c) a judgment or decree is obtained in any legal or equitable proceeding against any Member and the transfer of the Member's Units is threatened under legal process as a result of such judgment; (d) any execution is issued against any Member or against the Member's Units; or (e) any other form of legal proceeding or process is commenced, or is threatened, against any Member by which the Units of any Member may reasonably be anticipated to be sold, either voluntarily or involuntarily, the Company shall have the option (but not the obligation) to purchase from such Member, or such Member's successor in Interest, as the case may be, all the Member's Units in the Company at their Appraised Value as provided in Section 5.4.2, as if the Units were to pass to an Outside Party by reason of a death.

          5.4.4 PLEDGES AND HYPOTHECATION. Except as otherwise provided herein, Units may not be transferred by pledge or other hypothecation as security for any debt or obligation of a Member or Assignee except with the written consent of the Manager, which consent may not be unreasonably withheld. Notwithstanding the foregoing, the Members acknowledge and agree that both Mark Torrance and Wade B. Torrance may pledge their respective interests in the Company as security for their respective obligations.

          5.4.5 MARRIAGE DISSOLUTION. In the event of a dissolution, divorce, annulment or termination of the marriage of any Member, the Member's Units in the Company may not be transferred to the Member's spouse except as provided herein. If the spouse of the Member has or is determined to have any interest in Units of the Company (community, separate or otherwise), and the Member does not obtain that interest as part of any property settlement or award pursuant to termination of the marriage, those Members who are Family Members of the Member whose marriage is dissolved shall have the option to purchase the Units so passing at their Appraised Value as provided in Section 5.4.2, with the first fifteen (15) day option period beginning on the date of termination of the marriage or the date the Manager is given notice of the award, whichever is later.

     5.5 RIGHTS OF A TRANSFEREE AND ADMISSION OF A NEW MEMBER. An Assignee shall have no right to participate in the management of the business and affairs of the Company and shall have no right to vote upon any matter a Member is entitled to vote on. An Assignee shall be entitled only to the distributions and allocations to which the transferor Member would have been entitled with respect to such Units, and shall not become or have any other rights of a Member. An Assignee shall be subject to all of the duties and obligations of a Member. No Assignee shall become a Member except with the written approval the Manager; provided, however, if the Manager does not own at least one percent (1%) of the Units, then no Assignee shall become a Member except with the written approval of a Super Majority of the Members other than the transferor or person controlled by the transferor of the Assignee's Units. For purposes of this Section 5.5, "control" or "controlled by" shall mean legal, beneficial, actual or de facto, direct or indirect ownership or control of:
(i) Units, (ii) the voting power of Units, or (iii) the Member who directly or indirectly, legally, beneficially, actually or de facto owns or controls the Units. The consent by any Manager or Member to admission of an Assignee as a new Member may be unreasonably or arbitrarily withheld.

     5.6 VOTING RIGHTS AND SALE ESCROWS. In the event of a sale of Units made pursuant to this Agreement where the payment is to be made over a term, Units sold shall, at the request of either party, be pledged to secure performance, and in such case the purchaser shall grant the Selling Member a security interest therein, the Selling Member shall have the right to perfect such security interest, and the purchaser shall cooperate with the Selling Member in the granting of any of such security interest or its perfection. Once the purchase price (including interest) is paid in full, the security interest shall be released. During such term, and if there is no default in the payment of the installments (including interest) of the purchase price, the purchaser, if admitted as a Member pursuant to Section 5.5, shall have the right to exercise the voting rights of such Units and shall be entitled to all distributions paid with respect to such Units. This Section 5.6 shall not apply to Units (as opposed to debt) redeemed by the Company, which Units shall be canceled by the Company, but the transferor (other than an expelled Member) may require the Company to provide reasonably adequate security if payment is to be made over time. A request for security interests in property with a net fair market value of at least the principal amount of the promissory note (or purchase obligation) shall not be regarded as an unreasonable request.

                    ARTICLE 6 - CONTRIBUTIONS AND CAPITAL ACCOUNTS

     6.1 CAPITAL CONTRIBUTIONS, PERCENTAGE INTERESTS. Immediately prior to the Merger the Members own the following percentage interests in the Company and the following numbers of Units:


                                    Percentage          Number of        Member
 Name                                Interest             Units          Class
--------                             --------           ----------      -------
 Mark Torrance                        51.140%            3,895,211      Class A

 Wade B. Torrance                     44.606%            3,397,537      Class B

 Mark Torrance
 and
 Stephen Gattis as
 Co-Trustees for
 the Alexandra W.                      1.418%              108,000      Class C
 Torrance Trust

 Mark Torrance and
 Stephen K.
 Gattis as Co-
 Trustees for the
 Rosemary E.                           1.418%              108,000      Class C
 Torrance Trust

 Mark Torrance
 and Stephen K.
 Gattis as Co-
 Trustees for the                      1.418%              108,000      Class C
 Thomas M.                            --------            ---------
 Torrance Trust

      TOTALS                         100.000%            7,616,748



Effective upon consummation of the Merger, the number of Units held by the Members shall be automatically and proportionately adjusted, in accordance with the ratio for exchange of shares of PhotoDisc, Inc. into shares of Getty Images in the Merger, so as to represent the aggregate number of shares and warrants of Getty Images received by the Company in the Merger.

     6.2 ADDITIONAL CAPITAL. Each Member and Assignee shall be required to make additional Capital Contributions, in proportion to such Member or Assignee's total number of Units, as, when, and in such amounts as Members holding a Simple Majority determine from time to time to be reasonably necessary to provide working capital, establish reserves or pay the expenses of the Company. Such additional Capital Contributions shall be made no later than thirty (30) days following written notice. Any past due contribution shall bear interest at the then applicable federal rate under Code Section 1274. If payment of a capital call is more than six (6) months in default, the Company and the Members shall have the option to purchase the Units of the Member or Assignee who is in default as provided in
Section 5.4.2 as if the Units were to pass to an Outside Party by reason of a death.

     6.3 CAPITAL ACCOUNTS. The Company shall establish and maintain a Capital Account for each Member in accordance with Treasury Regulations issued under Code Section 704. The initial Capital Account balance for each Member shall be the amount of Capital Contributions made by each Member under
Section 6.1 above. The Capital Account of each Member shall be increased to reflect (a) such Member's cash contributions, (b) the fair market value of Property contributed by such Member (net of liabilities secured by such contributed Property that the Company is considered to assume or take under Code Section 752), (c) such Member's share of Net Income of the Company (including all gain as calculated pursuant to Code Section 1001), and (d) such Member's share of income and gain exempt from tax. The Capital Account of each Member shall be reduced to reflect (a) the amount of money and the fair market value of Property distributed to such Member (net of liabilities secured by such distributed Property that the Member is considered to assume or take subject to Section 752), (b) such Member's share of noncapitalized expenditures not deductible by the Company in computing its taxable income as determined under Code Section 705(a)(2)(B), (c) such Member's share of Net Loss of the Company, and (d) such Member's share of amounts paid or incurred to organize the Company or to promote the sale of Company Interests to the extent that an election under Code Section 709(b) has not properly been made for such amounts. If Units are held by an Assignee, the Assignee shall succeed to the Capital Account of the Assignor with respect to such Units, and subsequently, all increases or decreases to the Assignee's Capital Account shall be made as provided herein as if the Assignee were a Member. The Manager shall determine the fair market value of all Property distributed in kind, and the Capital Accounts of the Members shall be adjusted as though the Property had been sold for its fair market value and the gain or loss attributable to such sale allocated among the Members in accordance with
Article 7 or Section 11.3, as applicable. In the event of a contribution of Property with a fair market value not equal to its adjusted basis (as determined for federal income tax purposes) or a reevaluation of the Members' Capital Accounts upon the admission of new Members to the Company, the Company shall maintain separate "tax" and "book" Capital Accounts in accordance with the rules prescribed in Treasury Regulations promulgated under Code Section 704.

     6.4 DEFAULT. In the event any Member shall fail to contribute any cash or Property when due hereunder, such Member shall remain liable therefor to the Company, which may institute proceedings in any court of competent jurisdiction, in connection with which such Member shall pay the costs of such collection, including reasonable attorney fees. Any compromise or settlement with a Member failing to contribute cash or Property due hereunder must be approved by other Members who hold a majority of the Units in the Company, excluding the Units of the defaulting Member.

     6.5 PREEXISTING LIABILITIES. In the event any Member contributes any asset subject to liabilities, such transferring Member shall remain liable for those liabilities to the extent that, after the application of the Treasury Regulations promulgated under Code Section 752, the Member would otherwise recognize gain for federal income tax purposes (the "Excess Liability Gain"), unless at the time of the contribution it was specifically agreed in writing otherwise by the transferring Member and the Company. Such transferring Member shall pay the Excess Liability Gain obligation (the "Excess Obligation") by annual additional contributions of capital to the Company of an amount equal to the amount required to keep the Excess Obligation current during that year.
Such contribution shall be withheld from such Member's distributions up to an aggregate amount reasonably necessary to keep such Excess Obligation current and to avoid default thereon with respect to the Excess Obligation. If not sooner paid, the full amount of the Excess Obligation shall be paid in the event of sale of that asset or on termination of the Member's interest in the Company (by reason other than death) from such Member's liquidating distributions. Failure to make such additional Capital Contributions shall be governed by the provisions of Section 6.4 regarding defaults and other applicable provisions of this Agreement.

     6.6 CAPITAL ACCOUNT REVALUATION. All Members have agreed to the valuations established for Property described in Exhibit A, taking into account the difficulty in valuing such assets. However, if the values to which the Members have agreed are incorrect, the Capital Accounts of all Members shall be readjusted in accordance with such values. This Section 6.6 shall apply in a like manner to Capital Contributions to the Company made by a Member and not reflected on Exhibit A.

                               ARTICLE 7 - ALLOCATIONS

     7.1 ALLOCATION OF NET PROFIT AND LOSS -- IN GENERAL. After giving effect to the special allocations set forth in Sections 7.2 and 7.3:

          7.1.1     NET PROFITS.   Net Profits from Class A assets for any
fiscal year shall be allocated to Class A Members in proportion to the respective number of Units owned by each Class A Member. Net Profits from Class B assets for any fiscal year shall be allocated to Class B Members in proportion to the respective number of Units owned by each Class B Member. Net Profits from Class C assets for any fiscal year shall be allocated to Class C Members in proportion to their respective number of Units owned by each Class C Member.

          7.1.2 NET LOSSES. Net Losses from any Class A assets for any Fiscal Year shall be allocated to the Class A Members in proportion to the respective number of

Units owned by each Class A Member. Net Losses from any Class B assets for any fiscal year shall be allocated to the Class B Members in proportion to the respective number of Units owned by each Class B Member. Net losses from any Class C assets for any Fiscal year shall be allocated to the Class C Members in proportion to the respective number of Units owned by each Class C Member.

          7.1.3 LIMITATION. The Net Loss allocated to each Member for any Company fiscal year pursuant to Section 7.1.2. shall not exceed the maximum amount of Net Loss that can be so allocated without causing such member to have a Deficit Capital Account at the end of the fiscal year. All Net Losses in excess of the limitation set forth in this Section 7.1.3 shall be allocated to the other Unit Holders who do not have Deficit Capital Accounts in proportion to their respective Percentage Interests.

     7.2 SPECIAL ALLOCATIONS. The following special allocations shall be made for any fiscal year of the Company in the following order:

          7.2.1 MINIMUM GAIN CHARGEBACK. If there is a net decrease in Minimum Gain during any Company fiscal year, each Unit Holder shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Unit Holder's share of the net decrease in Minimum Gain, determined in accordance with Regulation Sections 1.704-2(f) and 1.704-2(g) (2). The items to be so allocated, and the manner in which those items are to be allocated among the Unit Holders, shall be determined in accordance with Regulation Sections 1.704-2(f) and 1.704-2(j) (2). This Section 7.2.1 is intended to satisfy the minimum gain chargeback requirement in Regulation Section 1.704-2(f) and shall be interpreted and applied accordingly.

          7.2.2 MEMBER MINIMUM GAIN CHARGEBACK. If there is a net decrease in Member Minimum Gain during any Company fiscal year, each Unit Holder who has a share of that Member Minimum Gain, determined in accordance with Regulation
Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year and, if necessary, subsequent years in an amount equal to such Unit Holder's share of the net decrease in Member Minimum Gain, determined in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(i)(5). The items to be so allocated, and the manner in which those items are to be allocated among the Unit Holders, shall be determined in accordance with Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 7.2.2 is intended to satisfy the minimum gain chargeback requirement in Regulation
Section 1.704-2(i)(4) and shall be interpreted and applied accordingly.

          7.2.3 QUALIFIED INCOME OFFSET. In the event that any Unit Holder unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain shall be specially allocated to such Unit Holder in an amount and in a manner sufficient to eliminate as quickly as possible, to the extent required by Regulation

Section 1.704-(1)(b)(2)(ii)(d), the Deficit Capital Account of the Unit Holder (which Deficit Capital Account shall be determined as if all other allocations provided for in this Article 7 have been tentatively made as if this
Section 7.2.3 were not in this Agreement.)

          7.2.4 NONRECOURSE DEDUCTIONS. Nonrecourse Deductions shall be allocated among the Unit Holders in accordance with their respective percentage interests.

          7.2.5 MEMBER NONRECOURSE DEDUCTIONS. Any Member Nonrecourse Deductions shall be specially allocated among the Unit Holders in accordance with Regulation Section 1.704-2(i).

     7.3  CORRECTIVE ALLOCATIONS.

          7.3.1 ALLOCATIONS TO ACHIEVE ECONOMIC AGREEMENT. The allocations set forth in the last sentence of Section 7.1.2 and in Section 7.2 are intended to comply with certain regulatory requirements under Code Section 704(b). The Members intend that, to the extent possible, all allocations made pursuant to such Sections will, over the term of the Company, be offset either with other allocations pursuant to Section 7.2 or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 7.3.1 in whatever manner the Manager determine is appropriate, consistent with good tax accounting practices consistently applied, so that, after such offsetting special allocations are made, the Capital Accounts of the Unit Holders are, to the extent possible, equal to the Capital Accounts each would have if the provisions of Section 7.2 were not contained in this Agreement and all income, gain, loss and deduction of the Company were instead allocated pursuant to Sections 7.1.1 and 7.1.2.

          7.3.2 WAIVER OF APPLICATION OF MINIMUM GAIN CHARGEBACK. The Manager with the prior consent of Members holding a Majority Interest shall request from the Commissioner of the Internal Revenue Service a waiver, pursuant to Regulation Section 1.704-2(f)(4), if the minimum gain chargeback requirement would cause a permanent distortion of the economic arrangement of the Unit Holders, as reflected in Section 7.1.

     7.4  OTHER ALLOCATION RULES.

          7.4.1 GENERAL. Except as otherwise provided in this Agreement, all items of Company income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Unit Holders in the same proportions as they share Net Profits or Net Losses, as the case may be, for the year.

          7.4.2 ALLOCATION OF RECAPTURE ITEMS. In making any allocation among the Unit Holders of income or gain from the sale or other disposition of a Company asset, the ordinary income portion, if any, of such income and gain resulting from the recapture of cost recovery or other deductions shall be allocated among those Unit Holders who were previously allocated (or whose predecessors-in-interest were previously allocated) the cost recovery deductions or other deductions resulting in the recapture items, in proportion to the amount of such cost recovery deductions or other deductions previously allocated to them.

          7.4.3 ALLOCATION OF EXCESS NONRECOURSE LIABILITIES. Solely for purposes of determining a Unit Holder's proportionate share of the excess nonrecourse liabilities of the Company within the meaning of Regulation
Section 1.752-3(a)(3), the Unit Holders' interests in the Company's profits shall be determined by taking into account all facts and circumstances relating to the economic arrangement of the Unit Holders and shall be consistent with allocation of other significant items of Company income or gain.

          7.4.4 ALLOCATIONS IN CONNECTION WITH VARYING INTERESTS. If, during a Company fiscal year, there is (i) a permitted transfer of a Membership Interest or Economic Interest under this Agreement or (ii) the admission of a Member or additional Members, Net Profit, Net Loss, each item thereof, and all other tax items of the Company for such period shall be divided and allocated among the Unit Holders by taking into account their varying interests during such fiscal year in accordance with Code Section 706(d) and using any conventions permitted by law and selected by the Manager.

     7.5  DETERMINATION OF NET PROFIT OR LOSS.

          7.5.1 COMPUTATION OF NET PROFIT OR LOSS. The Net Profit or Net Loss of the Company, for each fiscal year or other period, shall be an amount equal to the Company's taxable income or loss for such period, determined in accordance with Code Section 703(a) (and, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code
Section 703(a)(1), including income and gain exempt from federal income tax, shall be included in taxable income or loss). Net Profit and Net Loss shall then be apportioned between the Class A assets and Class B assets.

          7.5.2 ADJUSTMENTS TO NET PROFIT OR LOSS. For purposes of computing taxable income or loss on the disposition of an item of Company property or for purposes of determining the cost recovery, depreciation, or amortization deduction with respect to any property, the Company shall use such property's book value determined in accordance with Regulation
Section 1.704-1(b). Consequently, each property's book value shall be equal to its adjusted basis for federal income tax purposes, except as follows:

               (a) The initial book value of any property contributed by a Member to the Company shall be the gross fair market value of such property at the time of contribution;

               (b) In the discretion of the Members holding a Majority Interest of the Units held by Members, the book value of all Company properties may be adjusted to equal their respective gross fair market values, as determined by the Members as of the following times: (1) in connection with the acquisition of an interest in the Company by a new or existing Member for more than a DE MINIMIS capital contribution, (2) in connection with the liquidation of the Company as defined in Regulation Section 1.704-(1)(b)(2)(ii)(g), or (3) in connection with a more than DE MINIMIS distribution to a retiring or a continuing Unit Holder as consideration for all or a portion of his or its interest in the Company. In the event of a revaluation of any Company assets hereunder, the Capital Accounts of the Unit Holders shall be adjusted, including continuing adjustments for depreciation, to the extent provided in Regulation
Section 1.704-(1)(b)(2)(iv)(f);

               (c) If the book value of an item of Company property has been determined pursuant to this Section 7.5.2, such book value shall thereafter be used, and shall thereafter be adjusted by depreciation or amortization, if any, taken into account with respect to such property, for purposes of computing taxable income or loss.

          7.5.3 ITEMS SPECIALLY ALLOCATED. Notwithstanding any other provision of this Section 7.5, any items that are specially allocated pursuant to Sections 7.2 or 7.3 shall not be taken into account in computing Net Profit or Net Loss.

     7.6 MANDATORY TAX ALLOCATIONS UNDER CODE SECTION 704(c). In accordance with Code Section 704(c) and Regulation Section 1.704-3, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial book value computed in accordance with Paragraph (a) of Section 7.5.2. Prior to the contribution of any property to the Company that has a fair market value that differs from its adjusted tax basis in the hands of the contributing Member on the date of contribution, the contributing Member and the Majority Interest of the non-contributing Members shall agree upon the allocation method to be applied with respect to that property under Regulation Section 1.704-3, which allocation method shall be set forth on attached SCHEDULE 2, as amended from time to time.

     If the book value of any Company property is adjusted pursuant to Paragraph
(b) of Section 7.5.2, subsequent allocations of income, gain, loss and deduction with respect to such property shall take account of any variation between the adjusted basis of such property for federal income tax purposes and its book value in the same manner as under Code Section 704(c). The choice of allocation methods under Regulation Section 1.704-3 with respect to such revalued property shall be made by the Members holding a Majority Interest.

     Allocations pursuant to this Section 7.6 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Unit Holder's Capital Account or share of Net Profit, Net Loss, or other items as computed for book purposes, or distributions pursuant to any provision of this Agreement.

                                 ARTICLE 8 - EXPENSES

     The Company shall pay, and Manager and the Members shall be reimbursed for, all costs and expenses of the Company, including, but not limited to, all organizational expenses; all costs reasonably related to the conduct of the Company's day-to-day business affairs; all costs of borrowed money, taxes and assessments on Company Property and other taxes applicable to the Company; all legal, audit, accounting, brokerage and other fees; all expenses in connection with the acquisition, management and disposition of Company Property (including legal and accounting fees); and all costs related to reporting to Members or complying with state or federal laws relating to regulating the Company.

                              ARTICLE 9 - DISTRIBUTIONS

     9.1  NONLIQUIDATING DISTRIBUTIONS.

          (a) After the consummation of the Merger, the Manager shall promptly distribute Two Hundred Fifty Thousand (250,000) shares of Getty Images stock to the Class B Member from the Class B assets. The Class B Member shall thereafter have the right upon no less than twenty (20) days' advance written notice to the Manager to request distribution of the then remaining Class B assets ("Remaining Shares") at the following times and in the following amounts:

          9.1.1 During December 1998, up to Twenty percent (20%) of the Remaining Shares;

          9.1.2 During December 1999, up to Twenty percent (20%) of the Remaining Shares (plus amounts not previously requested under subsection 9.1.1);

          9.1.3 During December 2000, up to Twenty percent (20%) of the Remaining Shares (plus amounts not previously requested under subsections 9.1.1 and 9.1.2);

          9.1.4 During December 2001, up to Twenty percent (20%) of the Remaining Shares (plus amounts not previously requested under subsections 9.1.1, 9.1.2 and 9.1.3); and

          9.1.5     During December 2002, any then Remaining Shares.

The "Remaining Shares" distributable shall be adjusted to reflect stock splits, stock dividends, recapitalizations, reorganizations and the like. The amounts so requested shall be delivered by the Manager to the Class B Member no later than twenty (20) days following the date on which the Manager receives such request. The Class B Member agrees that, to the extent she chooses to dispose of any Class B assets which are distributed to her, she will effect such sales or dispositions through a stock or securities broker acceptable to the Manager and the Class B Member.

          (b) In addition to any distribution described in Section 9.1(a), the Manager may, in his sole discretion, cause the Company to make additional nonliquidating distributions to any class of Members from such Member's Class of assets; PROVIDED, that if the Manager shall at any time dispose of or distribute a greater percentage of Class A assets than the percentage of Class B assets that has previously been distributed or become eligible for distribution under Section 9.1(a), then the Manager Shall give prior notice to the Class B Member of such distibution or sale and the Class B Member shall be entitled to request immediate distribution of additional Class B assets so that the percentage of Class A assets and Class B assets so disposed of or distributed shall remain equal.

          (c) Solely for purposes of this Section 9.1, the value of shares of Getty Images common stock distributed shall be equal to the Closing Sales Price for such shares on the last trading day immediately preceding the day of distribution. Closing Sales Price means the price per share of the last sale of Getty Images Common Stock as reported on NASDAQ or the exchange on which Getty Images Common Stock is then quoted or traded. In the event Getty Images Common Stock is not reported on NASDAQ or traded on a stock exchange, an independent appraiser experienced in the valuation of businesses shall determine the value of shares of Getty Images common stock.

     9.2 EXCESSIVE DISTRIBUTIONS. No Member (or successor of a Member) may receive a nonliquidating distribution in excess of his or her adjusted basis in the Company for federal income tax purposes determined immediately before the distribution. Any purported distribution in violation of this section shall in fact be a loan repayable by the distributee to the Company within ninety (90) days of the next distribution to the extent of such distributee's share of the distribution, together with interest at the then applicable federal midterm rate (monthly compounding) as specified in Code Section 1274.

     9.3 LIQUIDATING DISTRIBUTIONS. Distributions in liquidation of the Company shall be made to each Member in accordance with the provisions of
Section 11.4. In the event Property is distributed to the Members rather than sold, each Member's percentage interest in such distributed Property shall be equal to the portion of the sale proceeds that would have been received if such Property had been sold.

                     ARTICLE 10 - BOOKS AND RECORDS, ACCOUNTING,
                         REPORTS, STATEMENTS AND TAX MATTERS

     10.1 BOOKS AND RECORDS. The Manager shall, at the expense of the Company, keep and maintain, or cause to be kept and maintained, the books and records of the Company, using the same method of accounting as used for federal income tax purposes.

     10.2 ANNUAL ACCOUNTING PERIOD. All books and records of the Company shall be kept on the basis of an annual accounting period ending December 31 of each year, which shall also be the year-end for federal tax purposes, and the fiscal year-end, except for the final accounting and tax period, which shall end on the date of termination of the Company. All references herein to the "fiscal year of the Company" are to the annual accounting period described in the preceding sentence whether the same shall consist of twelve (12) months or less.

     10.3 REPORTS TO THE MEMBERS. Within ninety (90) days after the end of each fiscal year of the Company, the Manager shall send to each Member, at Company expense, such information as shall be necessary for the preparation by such Member of such Member's federal income tax return, which information shall include a computation of the distributions to such Member and the allocation for federal income tax purposes to such Member of income, gain, profits, loss, deduction or credit, as the case may be.

     10.4 RIGHT TO EXAMINE RECORDS. Members shall be entitled to review the records of the Company at all reasonable times and at the location where such records are kept by the Company.

     10.5 THE TAX MATTERS PARTNER. Should there be any controversy with the Internal Revenue Service or any other taxing authority involving the Company, the Manager may expend such funds as it deems necessary and advisable in the interest of the Company to resolve such controversy satisfactorily, including, without being limited thereto, attorney and accounting fees. The Manager is hereby designated as the "Tax Matters Partner" as referred to in Code Section 6231(a)(7)(A) and is specially authorized to exercise all of the rights and powers now or hereafter granted to the Tax Matters Partner under the Code.

     Any cost incurred in the audit by any governmental authority of the income tax returns of a Member (as opposed to the Company) shall not be a Company expense. The Manager agrees to consult with and keep the Members advised with respect to (a) any income tax audit of a Company income tax return and (b) any elections made by the Company for federal, state or local income tax purposes.

     10.6 TAX RETURNS. The Manager shall, at Company expense, cause the Company to prepare and file a United States Partnership return of income and all other tax returns required to be filed by the Company. The Manager shall provide a draft of each such return to the respective certified public accountant(s) then used by the Class A and Class B Members, at least fifteen (15) business days before such returns are scheduled to be filed with the Internal Revenue Service or other taxing authorities; and the Manager shall consult in good faith with such accountant(s) as to any disagreements or other comments they may have with respect to such drafts.

     10.7 TAX ELECTIONS. The Manager shall be permitted in the Manager's discretion to determine whether the Company should make an election pursuant to Code Section 754 to adjust the basis of the assets of the Company. Each Member shall, upon request, supply any information necessary properly to give effect to any such election. In addition, the Manager, in the Manager's discretion, shall be authorized to cause the Company to make and revoke any other elections for federal income tax purposes as the Manager deems appropriate, necessary, or advisable.

                 ARTICLE 11 - DISSOLUTION, WINDING UP AND TERMINATION

     11.1 EVENTS CAUSING DISSOLUTION. The Company shall be dissolved and its affairs shall be wound up upon the happening of the first to occur of any of the following events:

          (a) Any event causing a dissolution or dissociation of the Company under the Act unless the Company is continued as provided in herein.

          (b) Expiration of the term of the Company stated in Section 2.3 hereof.

          (c) The sale, lease or other disposition of all or substantially all of the assets of the Company other than a sale, lease, or other disposition in the normal course of the Company's business or pursuant to the written consent of a Super Majority as required by Section 3.9.

          (d)  The written consent of a Super Majority as provided in
Section 3.9.

          (e)  The entry of a decree of judicial dissolution under the Act.

          (f) The decision by the Manager to dissolve the Company provided the dissolution occurs at least one year after the effective date of this Agreement.

          (g) The death or incapacity (as that term is defined in RCW 11.88 Guardianships) of Mark Torrance after March 1, 1999. If Mark Torrance should die or become incapacitated before such date, the Company shall not be dissolved but continued until March 1, 1999 and a successor Manager shall be named pursuant to Section 3.4.

     11.2 WINDING UP. Upon an event of dissolution, the Manager shall proceed to wind up the affairs of the Company and shall immediately provide the Members with written notice of such event. Members who wish to receive Company Property in kind shall deliver written notice to the Manager within ten (10) days of receipt of the notice of dissolution. The Manager shall comply with a Member's request unless such distribution in kind is not legally possible. Further, any distribution in kind shall be subject to the provisions of this Article. Except to the extent Members have requested distributions in kind, the Manager shall sell or otherwise liquidate all of the Company's assets as promptly as practicable. In the event the Company has terminated and there is then no Manager, the remaining Members shall appoint a new Manager solely for the purpose of winding up the affairs of the Company. The Manager shall have the full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Company Property pursuant to such liquidation. Pending such sales, the Manager shall have the right to continue to operate or otherwise deal with the assets of the Company. A reasonable time shall be allowed for the orderly winding up of the business of the Company, the liquidation of its assets and the discharge of its liabilities to creditors (or provision therefor) so as to enable the Manager to minimize the normal losses attendant upon a liquidation, having due regard for the activity and condition of the relevant markets for the Company Property and general financial and economic conditions. Any Member may be a purchaser of any Property of the Company upon liquidation of the Company's assets, including, without limitation, any liquidation conducted pursuant to a judicial dissolution or otherwise under judicial supervision, provided, however, that the purchase price and terms of sale are fair and reasonable to the Company.

     11.3 ALLOCATION OF NET INCOME AND NET LOSS UPON TERMINATION OR SALE. All Net Income and Net Loss upon dissolution of the Company or from sale, conversion, disposition or taking of all or substantially all of the Company's Property, including, but not limited to, the proceeds of any eminent domain proceeding or insurance award, shall be allocated in accordance with the applicable provisions of Article 7 - Allocations.

     11.4 DISTRIBUTIONS IN DISSOLUTION. Before making distributions in dissolution to the Members, the Manager shall first pay or make provision for all debts and liabilities of the Company and all expenses of liquidation. Subject to the right of the Members to set up such cash reserves as they may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, the proceeds of liquidation and any other funds of the Company shall be distributed in the following order:

          (a) First, to the Members in proportion to their remaining Capital Account balances as adjusted by the allocations provided for in Section 11.3; and

          (b) Thereafter, the balance, if any, to the Members in proportion to their Units.

     It is intended and anticipated that the amount of cash and/or Property distributable upon a termination or dissolution of the Company should equal the sum of the Members' Capital Accounts, after adjustment of such balances in accordance with Article 7 and Section 11.3 and that, therefore, all cash and/or Property will be distributable under subsection (a) of this Section 11.4.

     11.5 CERTIFICATE OF CANCELLATION; REPORT; TERMINATION. Upon the dissolution and commencement of winding up of the Company, the Manager shall execute and file articles of dissolution for the Company. Within a reasonable time following the completion of the liquidation of the Company's assets, the Manager shall prepare and furnish to each Member, at the expense of the Company, a statement that shall set forth the assets and liabilities of the Company as of the date of complete liquidation and the amount of each Member's distribution pursuant to
Section 11.4 hereof. Upon completion of the liquidation and distribution of all Company funds, the Company shall terminate and the Managers shall have the authority to execute and file all documents required to effectuate the termination of the Company, including but not limited to a final Company income tax return.

                               ARTICLE 12 - AMENDMENTS

     This Agreement may only be amended by the written consent of a majority of Class A Members and a majority of Class B Members.

                              ARTICLE 13 - MISCELLANEOUS

     13.1 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and is the final and complete expression of the parties. This Agreement supersedes any prior written or oral agreements between them respecting the within subject matter. There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement which are not fully expressed herein. This Agreement may not be modified or amended other than pursuant to Article 12 hereof.

     13.2 NOTICES. Any notice, demand or communication required or permitted under this Agreement shall be deemed to have been duly given, on the date of such delivery, if delivered personally to the party to whom directed or, three
(3) business days following the day of mailing, if mailed by registered or certified mail, postage and charges prepaid, and addressed (a) if to a Member, to the address set forth on Exhibit A, (b) if to the Company, to the address set forth in Section 2.1, and (c) if to the Manager, to the address set forth in
Section 2.1.

     13.3 BINDING EFFECT. This Agreement is binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

     13.4 COUNTERPARTS. This Agreement may be executed in any number of counterparts, and all of such counterparts shall for all purposes constitute one
(1) agreement, binding on the parties hereto, notwithstanding that all parties are not signatory to the same counterparts.

     13.5 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington, without regard to choice of law or conflicts of law principles.

     13.6 CAPTIONS; PRONOUNS. The articles, sections, subsections, paragraphs and subparagraph titles or captions contained in this Agreement are inserted only as a matter of convenience of reference. Such titles and captions in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     13.7 INDEPENDENT AGREEMENT AND SURVIVAL OF COVENANTS. The benefits provided hereunder are independent and unrelated to any payments, benefits, rights or interests of a Member or Manager in any other agreements or arrangements between the Company and the Member or Manager. The existence of any claim or cause of action by a Member or Manager against the Company shall not constitute a defense to the enforcement of this Agreement or excuse performance of the obligations assumed by a Member or a Manager hereunder. The covenants contained herein are independent of any other agreement, including any employment or consulting agreement into which this Agreement may be incorporated, and such covenants shall survive the termination of a Member's or Manager's employment or association with the Company.

     13.8 LEGAL EXPENSES. In any suit, proceeding or action to enforce any term, condition or covenant of this Agreement or to procure an adjudication or determination of the rights of a Member or Manager, Family Member, spouse of a Member, spouse of a Family Member, or the Company, the most prevailing party shall be entitled to recover from the other party reasonable sums, such as attorney fees and costs and expenses in connection with such suit, proceeding or action, including appeal, which sums shall be included in any judgment or decree entered therein.

     13.9 WAIVER OF BREACH. The waiver of any breach of any provision of this Agreement or failure to enforce any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party.

     13.10 SEVERABILITY. If any portion of this Agreement shall be invalid, void, voidable or unenforceable, such invalidity or unenforceability shall in no way affect the validity or enforceability of any other portion hereof.

     13.11 EQUITABLE RELIEF AND SPECIFIC PERFORMANCE. The parties hereto specifically agree that in the event of a breach or threatened breach of this Agreement, substantial and irreparable harm will be or may be suffered by the nonbreaching parties (e.g., the Members, the Manager and/or the Company), and the remedies available at law will be or may be inadequate and/or incapable of compensating the nonbreaching parties inasmuch as money damages are incapable of being made certain. Therefore, in addition to any remedies available at law, injunctive relief or other equitable relief shall be available in the event of a breach or threatened breach of this Agreement, including but not limited to injunctive relief preventing the actual or the threatened transfer, assignment or other disposition of interests in the Company in breach of this Agreement (or ordering the reversal of such), or injunctive or other equitable relief directing the transfer, assignment or other disposition of interests in the Company in accordance with this Agreement.

     13.12 RIGHTS CUMULATIVE. The rights and remedies specified in this Agreement are cumulative and are not exclusive of any rights or remedies that any party would otherwise have.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the date first written above.


     Manager-Member:      /s/ Mark Torrance
                         -------------------------------------------------------
                         Mark Torrance


     Member:              /s/ Wade B. Torrance
                         -------------------------------------------------------
                         Wade B. Torrance


     Member:

                          /s/ Mark Torrance
                         -------------------------------------------------------
                         Mark Torrance, as Co-Trustee for the Torrance Children Trusts named in the introductory paragraph of this Agreement


                          /s/ Stephen K. Gattis
                         -------------------------------------------------------
                         Stephen K. Gattis, as Co-Trustee for the Torrance Children Trusts named in the introductory paragraph of this Agreement

                                      EXHIBIT A

                               DESCRIPTION OF PROPERTY
                                  MEMBER INFORMATION



                                              SHARES OF PHOTODISC INC.
   MEMBER NAME & ADDRESS                            CONTRIBUTED
Mark Torrance                                         3,895,211
2013 Fourth Avenue, 4th Floor
Seattle, WA 98121

Wade B. Torrance                                      3,397,537
The Highlands
Seattle, WA 98177

Mark Torrance and Stephen K. Gattis                     108,000
as Co-Trustees for the Alexandra W.
Torrance Trust
2013 Fourth Avenue, 4th Floor
Seattle, WA 98121


Mark Torrance and Stephen K. Gattis                     108,000
as Co-Trustees for the Rosemary E.
Torrance Trust
2013 Fourth Avenue, 4th Floor
Seattle, WA 98121


Mark Torrance and Stephen K. Gattis                     108,000
as Co-Trustees for the Thomas M.
Torrance Trust
2013 Fourth Avenue, 4th Floor
Seattle, WA 98121

                                          30